UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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MOSYS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following solicitation material was prepared by MoSys, Inc and relates to the 2016 Annual Meeting of Stockholders.

2016 Annual Meeting Proxy Solicitation

Non-Recurring Annual Meeting Proposals Approve Amendment of our Restated Certificate of Incorporation to effect a Reverse Stock Split of our common stock at a ratio between 1:5 and 1:10, without reducing the authorized number of shares of our common stock, to be effected in the sole discretion of our Board at any time within one year of the date of the Annual Meeting without further approval or authorization of our stockholders; Approve a program permitting eligible employees to exchange certain outstanding stock options for a lesser number of stock options with a lower exercise price The Board recommends that stockholders vote FOR all proposals. Holders of record as of May 6, 2016 are entitled to vote. © 2016 MoSys, Inc. 2

Proposal 3 - Approve Reverse Stock Split Currently trade on Nasdaq Global Select Market (GSM) Nasdaq Notice Letter provides until 9/6/16 (180 days) to regain compliance & maintain GSM listing Closing bid price must be $1.00+ for minimum of 10 consecutive business days Qualify for additional 180 day period - prior to 9/6/16 transfer to Nasdaq Capital Market Must meet Capital Market listing requirements, other than min bid price Currently meet all requirements Transfer to Nasdaq Capital Market would provide another 180 day compliance period (until 3/5/17) Reverse Stock Split Authorize Board to effect at a ratio between 1-for-5 and 1-for-10 Nasdaq views as only definitive near-term plan to resolve a bid price deficiency Will only implement if necessary to maintain Nasdaq listing © 2016 MoSys, Inc. 2

Proposal 4 - Approve Employee Option Exchange Program Program Summary Eligibility Employees, excluding CEO Board, including CEO, not eligible Exchange ratios Non-executives: 1.25-to-1 (e.g., exchange 125 shares receive 100); 80% ratio Executives reporting to CEO: 1.75-to-1 (e.g., exchange 175 shares receive 100); 57% ratio Eligible options Non-executives All options - lowest exercise price $1.68 Executives reporting to CEO Options granted prior to 7/1/13 – lowest exercise price $2.99 Replacement options Exchanged options replaced with new options at FMV at grant date Monthly vesting over 3 years and 10-year term © 2016 MoSys, Inc. 4

Proposal 4 - Approve Employee Option Exchange Program Reasons to Vote For O/S Equity Awards Provide Limited Retention Value Primarily have used options rather than RSUs 107K RSUs o/s ~ 1.5% of total equity awards & 0.2% of TSO All options underwater; exercise prices - $1.68 to $6.06 Reasonable Overhang O/S – 11%; Total – 14.3% of TSO Could be reduced by up to 2% by exchange Lower than industry average Burn Rate Compliance Compliant with ISS Burn Rate metrics for last 4 years – see following slide Eligible Options No eligible options close to current FMV; 52 week high - $2.20 Non-Exec - $1.68 lowest exercise price (granted >1 year ago) Exec - $2.99 lowest exercise price (granted > 3 years ago) Only 68% of total options o/s eligible Employee Retention and Motivation Underwater options have little retention value Replacement options would provide meaningful incentive for employees Alternative would be higher cash compensation © 2016 MoSys, Inc. 5

ISS Burn Rate Analysis 6 © 2016 MoSys, Inc. 2 Burn rate has been declining since 2011 Within ISS guidelines since 2011 ISS burn rate calc - awards granted + full value awards (1.5X multiplier) No adjustment for canceled awards returned to Plan Year Data 3-Year Average Burn Rate MoSys ISS Cap Industry Mean 2016 2013 - 2015 3.16% 7.37% 4.08% 2015 2012 - 2014 4.19% 8.70% 4.44% 2014 2011 - 2013 5.58% 6.72% 4.34%